Exhibit (a)(5)(F)

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EDITED TRANSCRIPT

QCOM - Qualcomm Inc at Nasdaq Investor Program

EVENT DATE/TIME: NOVEMBER 29, 2016 / 2:00PM GMT

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

C O R P O R A T E    P A R T I C I P A N T S

George Davis Qualcomm Incorporated - EVP & CFO

John Sinnott Qualcomm Incorporated - VP, IR

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

James Faucette Morgan Stanley - Analyst

P R E S E N T A T I O N

James Faucette - Morgan Stanley - Analyst

Let’s go ahead and get started here. So we try to stay on time as we roll through the afternoon. I’m James Faucette, I lead the North American comms equipment research practice for Morgan Stanley. I’m very pleased to be here in conjunction with NASDAQ in London. Thank you all for coming out. We’re going to hear from George Davis, CFO of Qualcomm. Thanks for being here. George, do you have any preamble that you want to give or —?

George Davis - Qualcomm Incorporated - EVP & CFO

Sure. First off, just good afternoon everybody. I’m very happy to be in London and it’s been quite a last 12 months for the Company, so a lot to talk about, everything from going through a major strategic realignment plan that involved $1.4 billion cost reduction. We had a significant change in the composition of our Board. We’ve changed some of the compensation structure of the management team and at the same time, we’re very focused on getting the Company repositioned too look towards growth coming out of this and I think, we said part of that would be growth that would be aided by repositioning through M&A and so you’ve seen both the TDK joint venture announcement and then most recently of course the NXP acquisition announcement. So, it’s been an active year, well, lot to talk about, so —.

James Faucette - Morgan Stanley - Analyst

Got it. Well, I’m going to kick off with my own set of questions here, we’ll open it up to the audience. I also wanted to make everybody aware that John Sinnott, who is heading IR, is here as well, here on the side of the room. So if you have any follow-up questions after this you can grab him and follow-up with him as well. So I guess the first question, I have George related to NXPI is that you recently began your tender offer for their shares. Can you give us an update on the expected close timing and when will you begin hearing from the reviewing regulators?

George Davis - Qualcomm Incorporated - EVP & CFO

So the tender was announced on the 18th of this month, and so as you know it goes through a series of tender periods, it will — we’ve said that the outside limit in our view of the close is the end of calendar 2017, that is a conservative estimate intentionally. There’s nine regulatory bodies that we have to go through and really five major regulatory bodies, the usual suspects as it were. We think the assets by their nature the combination is very complementary, so we’re not actually picking a conservative date, because we think there’s going to be regulatory difficulties, but more just our experience has been that even a good process could be nine months and so, allowing for nine months to 12 months and a little slippage in this environment, we just felt it was appropriate, but we’re confident that it’s the type of acquisition that should be well received.

James Faucette - Morgan Stanley - Analyst

So turning to more the internal functioning of Qualcomm as it stands today, at your Analyst Meeting earlier this year, you gave a long-term target for QCT margins of the low-20s, and like I said that’s long-term, so I don’t think that’s built into anybody’s like models for the next couple of years at least. But what are the key elements that need to come together to hit, maintain those targets in your view, how does that work?

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

George Davis - Qualcomm Incorporated - EVP & CFO

Sure. So I think there’s a number of factors. First off, we had to go through the process of the past year with the Strategic Realignment Plan, which a large part of the cost reduction really went to the core spending in the chip business itself. And so it gave us the confidence to commit to hitting 16% operating margins exiting the year, which we were able to do and I think — I don’t think a lot of people had us actually hitting that number.

James Faucette - Morgan Stanley - Analyst

I did. I was confident.

George Davis - Qualcomm Incorporated - EVP & CFO

Well, that’s good, I appreciate that, you are probably one of the exceptions, but then to get to 20%, one of the things that we’ve been very focused on is creating more of a competitive environment at the leading edge where our — as you know, our leading devices come out on the leading node and that’s an area where we’ve seen actually the competitive dynamics improving overtime. And we think that will continue to be something where it will be accretive to margins actually across all the tiers because we tier down overtime. And the other piece is we’ve said the entry or the expansion of our activities in RF front-end, and the activities that we have in IoT in compute and in networking, all are accretive to that margin target as well. So we think it’s a number of factors, some of which we’re well underway on, we’ve completed the Strategic Realignment Plan, but the long-term margin expansions, it’s going to be a number of factors, all of which we have a road map to.

James Faucette - Morgan Stanley - Analyst

So you talked about increasing the competitive dynamic to your benefit or at least you’re getting some help there on the leading edge. Can you explain a little bit how that’s evolving and why that’s happening? And I guess maybe my second question is what’s the appropriate response for Qualcomm and for some reason that starts to reverse itself and go back to the way it was?

George Davis - Qualcomm Incorporated - EVP & CFO

We’ve actually had a few questions on this recently where it’s effectively saying, it doesn’t make sense to go to the leading node into — before we used to be one of the players that was first to a leading node. You kind have the benefit of the learning curve of whoever had to clear that node for you and the yields were better, a lot of things were easier, less engineering required. But what we found is the performance benefits, particularly at the leading tier are substantially enhanced by being at the leading node. And in addition to that, since we compete with Samsung for their premium tier device with their own in-house device, which is at the leading node, if we’re not at the — if we don’t move to that node or compete well at that node, we’re at a disadvantage with an internal device, which is we think too bigger a risk.

So it’s unlikely that we’ll move away from playing at the leading node, but we actually have — the bulk of our volumes are actually at lagging nodes and we can — we have so many components within the phone that we can fan out over the appropriate node that we can — we think our supply chain strategy works well and we represent a very attractive foundry partner because we can not only support the investment that’s required, we’re one of the two players that bring significant volumes to the leading node, but we can also continue to provide utilization of that capacity over time as we move up some of our trailing node devices.

James Faucette - Morgan Stanley - Analyst

So when you — at the time of — if you remind us at the time of the NXPI deal announcement, I think you said some sort of synergy target, once again long-term. How does that kind of filling capacity at the lagging edge factor into that? How important is that as a contributor to your synergy targets?

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

George Davis - Qualcomm Incorporated - EVP & CFO

Maybe, let me just set the table. We’re — as a Company we’re are well known as a fabless company, which means we don’t have our own foundries. We use third parties and NXP uses — about 50% of its revenue is based on internal manufacturing and about 50% is fabless. But if you look at their product roadmap and where they’re going overtime, they’re increasingly becoming fabless, right. And so, I’ll come back to that because that’s important for the synergy benefit, but will be operating factories for a long period of time. Now the good news is they come with a very strong operating team that we expect to be part of the organization and continuing to bring that capability, also TDK actually does a lot of its own manufacturing as well on the filter side.

So, we are — we will not be able to say that we are a fabless company anymore, although again, a significant amount of economic value will be driven through the fabless scenario. That being said, as NXP’s roadmap becomes more foundry dependent, we believe that our position within foundry will bring, it will be a much more cost effective position to negotiate with foundry suppliers. And so, we’ve said of the $500 million that we expect to see in synergies, about 35% will be from COGS and we think a large part of that will just be our ability to be a more effective foundry supplier.

James Faucette - Morgan Stanley - Analyst

So I think this is something that maybe is lost on a lot of people is that exactly what you just said is that in some ways even though you’re far from leading edge, and it’ll be a small portion of your business, but you are going to be beginning to operate your own fabs, et cetera. How does that fit into your long-term planning and trying to develop options, et cetera? At what point or how do you decide if it makes sense to increase investment at some point down the road in fab technology and capacity versus just eventually moving it all back into your foundry partners, et cetera?

George Davis - Qualcomm Incorporated - EVP & CFO

As we look out over, say, the next five years, I don’t see a scenario where we aren’t heavily utilizing the factories that they have today. And they have a couple of — they have a couple factories that are below their target utilization and they’re working as part of their synergy programs. They’re working to get those operating more effectively, but they’re very highly optimized. You look at the equipment configurations, you look at how they operate those factories, it’s a very important part of their margin structure and we would sustain that.

James Faucette - Morgan Stanley - Analyst

And then you mentioned on the $500 million, 35% coming from that, the other 65%, how much is — are you anticipating could come from increased leverage or ability to go in and do a more complete solution for automakers and some of the targeted markets that you’ve expressed interest in and that NXPI has talked about as well?

George Davis - Qualcomm Incorporated - EVP & CFO

That I would say the large majority of the 65% that is OpEx and the sort of spend that you do in engineering and cost of sales is going to be largely due to overlap. So — and then what I see from what you’re saying is, are there revenue synergies that’s going to come and we think, we have not given an estimate for revenue synergies in part because the automotive side, there is long burn-in cycles for automotive, so it wouldn’t be in the next couple years. But it could be significant in the out years from that. And Rick made the point on the call that — Rick Clemmer, who’s the CEO of NXP made the point on the call that one of the things that factored into their desire to do this combination was logic of putting together our assets with their automotive assets, our connectivity assets, our low power compute assets, our ability to bring machine learning algorithms to this and the sort of things that are going to be needed for automotive in particular for ADAS going forward, very important. So we believe there’s going to be significant revenue synergies down the road. We just haven’t played that out and we think that just provides more support for the deal.

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

James Faucette - Morgan Stanley - Analyst

I want to take a quick pause here and see if there any questions from the audience, because I know this is an important topic for many of you. I think we have one.

Q U E S T I O N S    A N D    A N S W E R S

Unidentified Audience Member

Good afternoon. First of all congratulations on this deal. I’ve been doing some work on it and it actually looks fantastic. I have one sort of problem, concern. Given that some may say that you have somewhat of a turbulent relationship with China and Chinese authorities and you will need an approval from those various authorities to complete the deal. How do you strongly feel that this will not be some sort of a stumbling block or a sort of factor which can reduce the value of this deal?

George Davis - Qualcomm Incorporated - EVP & CFO

I think, certainly the NDRC experience was a turbulent experience at the time and — but if you look at the state and the nature of the relationship we have broadly in China with a number of governmental entities, with large, both customers and then suppliers our relationships are actually quite good in China now. We feel very comfortable and it’s something that has been hard won and we are making significant investments in China as part of our long-term relationship we announced for instance, a data center chip program in Guizhou that is well underway. We’re a very important partner for SMIC and we’ve helped them qualify 28 nanometer. So we look to play a very constructive role in the areas where the government is keen for development within the country. So we actually — we view the NDRC experience as having really built a much stronger foundation for relationship in China going forward. So we probably look at a little bit differently than you’re interested.

James Faucette - Morgan Stanley - Analyst

So, as a follow-up question, so can you just remind us where you’re at in terms of — estimated royalty coverage in China right now and what’s the plan on increasing that in the future? I know that you kind of gave an outline for the coming year but were pretty non-specific about like what that could look like?

George Davis - Qualcomm Incorporated - EVP & CFO

Okay. So, where we stand is, first off, last year was all about let’s get the licenses signed. We reached an agreement on what the framework for the licensing program would be but we still had to go and negotiate with the major Chinese OEMs. So we were able to — we signed up nine of the Top 10 Chinese OEMs and we’re continuing to talk to a couple of other major players that are still out there. And with that when we exited 2016, we said we’re — we currently are seeing about 73%, we had hoped to be at 75% by the end of the year, but 73% of the Chinese devices being reported and under the licensing umbrella.

Some of that missing piece is not a function of whether it’s a licensed or not it’s whether people fully reporting all of their devices. So there’s both a licensing issue and a compliance issue. We’ve made a lot of progress on the licensing front and we have more work to do and we’re substantially increasing the resources that are tied to compliance. And so, we expect that to improve ratably overtime and that will be a tailwind for growth for the licensing business as we close the gap to other parts of the world.

James Faucette - Morgan Stanley - Analyst

And then when you — what about — when do you start pursue non-essential IP licensing in China?

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

George Davis - Qualcomm Incorporated - EVP & CFO

Just by way of background the relevance of that when we were required to license in China was the Chinese standard-essential patents, which is a portion of the value of our portfolio, but most of our licensees take both the standard-essential and the non-standard central patents, which are quite significant, which provides them with more protection as they operate around the world.

James Faucette - Morgan Stanley - Analyst

Let me clear like non-essential includes things like display technologies, camera interface or [da da]?

George Davis - Qualcomm Incorporated - EVP & CFO

Right. And so these technologies will become important and so the question has always been, well, can’t you raise the rate because — and that may be the case. The focus for us quite frankly like I said is really been on let’s get people licensed under what’s been agreed. Let’s get compliance where it needs to be. I think it’s a valuable consideration as you look to potential, as these companies expand outside of China, it becomes even more important to have those licenses. I think those are things that provide some stability in a foundation and potential for growth. But really, right now the focus is on our licensing and compliance as opposed to trying to turn that last out.

James Faucette - Morgan Stanley - Analyst

So I wanted to ask on — back on the chip side is that, this year you lost a significant socket at a very high profile customer and I guess at the same time from my perspective, the phones from this high profile customer that are using their competitor’s modems do not perform as well, like the test have shown. They don’t work as well and maybe even so much that this OEM is handicapping your modems in some of the phones where you do still have presence. So perhaps it seems a little bit puzzling, but what can you do to make sure that in the future they and other OEMs continue to really care about modem performance? Like when people complain about battery life and the like, that almost always can be addressed best through improved modem performance, at least historically. So, it seems like it’s a little surprising they choose to do that for such an expensive phone. But how do you make sure that they’re making the best decision and that modem performance matters?

George Davis - Qualcomm Incorporated - EVP & CFO

I’m going to be careful not to talk to a specific customer but what I can say —.

James Faucette - Morgan Stanley - Analyst

I made it hard to search via Google.

George Davis - Qualcomm Incorporated - EVP & CFO

Thank you. So what I would say is there have always been points in time particularly in the life cycle of a particular node or generation where in certain regions, you can use a less than what I would call leading edge or the highest performance modem. Some of those things where operators don’t have enough clout to basically insist on it or the requirements on the network just don’t — they’re not able to use all the features at this stage. However, we’re a firm believer that the modem roadmap is getting more and more complex, and the requirements are going up, not going down. So you have to stay on the treadmill and that we believe that leadership pays. We’re even seeing in China that the demand for uplink carrier aggregation have created a competitive opportunity for us that people wouldn’t have seen a year ago.

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

James Faucette - Morgan Stanley - Analyst

Interesting.

George Davis - Qualcomm Incorporated - EVP & CFO

Even as we’re seeing less share or kind of the very low-end of the market where the, kind of the more attractive tiers of the market, modem differentiation really matters. And we think that’s going to continue to be the case. Gigabit LTE is available, people are going to want it, you’re going to want the speed; you’re going to want the performance, we think that will drive people to it. T-Mobile has already announced that they’re doing 4x4 MIMO, which you’d have to use a leading device to get to. If you look at the convergence between Wi-Fi and cellular that requires certain technology that we’re a clear leader in. So I think all of these things and this is all before you get to 5G, which 5G is built on top of advanced 4G. So all those things we think make it attractive to continue to drive the roadmap and quite frankly, it’s very hard. The roadmap is hard to stay on and that’s why when you look at the competitive device it doesn’t compete as well because it’s just not at the same place.

James Faucette - Morgan Stanley - Analyst

Right. So, sorry to move back and forth, but I did want to touch on the royalty business and as it relates back to NXPI and you’re looking to expand the markets that you’re addressing, how should we think about how you view at Qualcomm the opportunity to collect royalties outside of handsets? How significant could that be and at what point does that start to be meaningful and going beyond just handsets?

George Davis - Qualcomm Incorporated - EVP & CFO

So the last kind of perspective we gave on that was for calendar or fiscal 2015, we had about $500 million in revenues related to non-handset. The per unit was about $3 per unit in that context. And again, remember these have different licensing schemes as opposed to being on the full price of the device, which is — where how handsets is done. For instance, you wouldn’t do a modem in a car based on that price of a car, so —.

James Faucette - Morgan Stanley - Analyst

That would be awesome.

George Davis - Qualcomm Incorporated - EVP & CFO

Yes, that would be wonderful. But there’s — so they’re priced on modules or some other element and then or some are tapped, some have floors. And so, these are things like say automotive connectivity, you’ve got stand-alone network devices. You’ve got dongles. You’ve got a lot of things that will grow overtime and I think industrial IoT is going to grow, but these are going to be very, very low cost, narrowband cellular devices with sensors. And so as I think about it, I think the units are going to be very strong. It is going to be a solid contributor, but really the primary growth to get to the $10 billion that Derek talked about out in 2020 is still going to be handsets and probably the biggest difference between what I think the Street is forecasting in the long term and the way we see the market is, we think that the actual unit growth continues to be quite strong over that time period particularly driven by the emerging markets and we think the ASP erosion is at a lower rate than the Street has it. And that combination really is going to account for a lot of —.

James Faucette - Morgan Stanley - Analyst

So strong growth, but in less ASP erosion than —.

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

George Davis - Qualcomm Incorporated - EVP & CFO

And we’ve seen that. I think people are still reacting to the fact that we saw 12% ASP erosion in 2015, but in 2016, we’re about half that rate and we expected to be substantially lower in 2017. And so if you were just drawing a straight line down before, I think you’ve got the wrong pattern.

James Faucette - Morgan Stanley - Analyst

So maybe we can just pull out a part just a little bit. I’ve covered Qualcomm for way more years than I’m going to admit up here and it seems like over that time there’s always been this presumption that handset prices would decline and —.

George Davis - Qualcomm Incorporated - EVP & CFO

We were guilty of making that forecast and we were wrong.

James Faucette - Morgan Stanley - Analyst

Right and what has instead happened is that you end up with different tranches of phones and so the real question is what’s that next incremental tranche pricing look like, right? And then replacement cycles can have a big impact as well. So, when you think about like the slower rate of pricing decline than the Street’s modeling, but where do you think the excessively negative or pessimistic assumptions is coming in?

George Davis - Qualcomm Incorporated - EVP & CFO

A couple things. I think one is the willingness in emerging markets to commit more of personal GDP to the single device they use to connect to the Internet. And also if you think about mix, mix was a factor where when we were largely developed based, pricing, the initial impact of the emerging markets on mix was pulling down pricing, but you had a very significant mix of emerging market now for the last few years.

James Faucette - Morgan Stanley - Analyst

Right.

George Davis - Qualcomm Incorporated - EVP & CFO

And so, a lot of the effects of that are already in place and you’re seeing upgrades in those emerging markets as they are moving up from the low-tier to the mid and high-tiers, because the functionality is so different and their awareness of the capability of these devices and value of it to them is significant.

James Faucette - Morgan Stanley - Analyst

Great. Any last questions before we wrap up with George here?

Unidentified Audience Member

Hi, sorry, this is more of a philosophical long-term question, I guess. I mean with the purchase of NXP, you’ll always be a provider of more and more IP in a given device, whether the device is a phone or a car, and ultimately, we’ll probably see more of these kind of mergers coming through in the future. Are you worried or are you seeing any push back from the OEMs whether the car OEMs or phone OEMs having being uneasy with having less and less suppliers who provide the actual essential IP to the device?

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NOVEMBER 29, 2016 / 2:00PM, QCOM - Qualcomm Inc at Nasdaq Investor Program

George Davis - Qualcomm Incorporated - EVP & CFO

I think we expect there to be actually a lot of support from the automakers for this. I think it is, NXP is an important supplier and this is bringing really more capability to the NXP offerings that’s complementary as opposed to eliminating a competitor in that space and I think, we’re also — we’re bringing devices that they can build their own technology on as opposed to trying to displace their — in essence own a particular space and require them to use our technology. So I think that — I think, we’re going to be seen as a very good supplier to automotive, but more importantly, we’re going to — the NXP automotive capability is really going to be the leading — the tip of the spear for the Company in the sense that they have the center of gravity in automotive and we’re going to be bringing our technology in to build on the relationships they already have, which are quite good.

James Faucette - Morgan Stanley - Analyst

Great. That’s all the time we have. George, John, Qualcomm, I want to thank you for joining us today.

George Davis - Qualcomm Incorporated - EVP & CFO

Pleasure. Thanks James.

James Faucette - Morgan Stanley - Analyst

And keep it going, you got a lot of work to do.

George Davis - Qualcomm Incorporated - EVP & CFO

Yes, thank you.

John Sinnott - Qualcomm Incorporated - VP, IR

Thanks.

George Davis - Qualcomm Incorporated - EVP & CFO

Thanks everybody.

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